CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, dated March 1, 2022, and included in this Post-Effective Amendment No. 4 on the Registration Statement (Form N-2, File No. 333-212537) of Pioneer ILS Bridge Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 22, 2021, with respect to Pioneer ILS Bridge Fund in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2021, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 25, 2022